Exhibit 99.2


NEWS

For Release          Immediate


Contacts             (News Media) Jim Rosensteele, SVP, Corporate Communications
                     317.817.4418
                     (Investors) Tammy Hill, SVP, Investor Relations
                     317.817.2893


   Zehnder joins Conseco as Executive Vice President, Corporate Communications

Carmel, Indiana, December 20, 2004 - Conseco, Inc. (NYSE:CNO) today announced the appointment of Anthony B. Zehnder as Executive Vice President, Corporate Communications, reporting to Bill Kirsch, Conseco's President and CEO.

"We are excited to welcome Tony to Conseco as head of corporate communications," Kirsch said. "Tony's 23 years of experience in creating and leading successful communications programs at major companies will be invaluable as Conseco continues its drive for business excellence. Communications will be critical in building a performance-based culture inside the company, and Tony's skills will be equally important in helping the company strengthen its relationships with all our external stakeholders. Personally, I am delighted to have the opportunity to work with Tony."

Zehnder comes to Conseco from Lehman Brothers, the New York investment bank, where he was a managing director and head of global corporate communications. At Lehman, Zehnder created the firm's first global corporate communications function, comprising advertising, branding, marketing and media relations in the U.S., Europe and Asia, and served on Lehman's Executive Management Committee.

Before Lehman, Zehnder served two years as Executive Director and Head of Corporate Communications in the Americas for UBS AG/UBS Warburg, a global commercial and investment bank based in New York. He also served seven years as a public relations executive with General Electric Company, where he held positions as manager of public relations programs for GE, Acting Director, Corporate Public Relations and Advertising for GE Capital Services, and head of corporate communications for Kidder, Peabody & Company in New York. His corporate communications experience also includes work with Shawmut National Corporation in Hartford, Conn. and Boston, and First Chicago Corporation in Chicago.

Zehnder began his business career as a newspaperman, with nine years as Editor for Chronicle Publishing Company, St. Charles, Ill., where he managed editorial and print production for four newspapers.

He holds a Bachelor of Arts degree in Psychology from Beloit (Wis.) College, and is affiliated with The Public Relations Seminar, The Wisemen Society, and the Financial Communications Society.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

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